Exhibit 10.2

Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036-8293
Facsimile:	(212) 537-1572
Telephone:	(212) 507-0483

DATE:	July 14, 2011

TO:	Capital One Financial Corporation
ATTENTION:	Simon Fairclough
TELEPHONE:
FACSIMILE:

FROM:	Morgan Stanley & Co. LLC
TELEPHONE:	(212) 507-0483
SUBJECT:	Share Forward Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the share forward transaction entered into between Morgan Stanley & Co. LLC (“Dealer”) and Capital One Financial Corporation (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. For purposes of the Equity Definitions, this Transaction shall be deemed to be a Share Forward Transaction.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to, an agreement in the form of the ISDA 1992 Master Agreement (Multicurrency – Cross Border) (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with such other elections set forth in this Confirmation) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	July 14, 2011

Effective Date:	July 19, 2011

Buyer:	Dealer

Seller:	Counterparty

Shares:	The common stock of Counterparty Ticker Symbol: (“COF”)

Number of Shares:	20,000,000 On each Valuation Date, the Number of Shares shall be reduced by the number of Settlement Shares to which such Valuation Date relates.

Exchange:	NYSE

Related Exchange:	All Exchanges

Forward Price:

On the Effective Date, the Initial Forward Price, and on any other day, the Forward Price as of the immediately preceding calendar day multiplied by the sum of (i) 1 and (ii) the Daily Accrual Rate for such day; provided that on each Forward Price Reduction Date, the Forward Price in effect on such date shall be the Forward Price otherwise in effect on such date minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Initial Forward Price:	USD 48.50 per Share

Daily Accrual Rate:	For any day, (i)(A) FED-FUNDS for such day minus (B) Spread divided by (ii) 365. For avoidance of doubt, Daily Accrual Rate may be a negative number.

Spread	75 basis points.

Forward Price Reduction Dates:	August 5, 2011, November 14, 2011, and February 3, 2012
Forward Price Reduction Amount:	With respect to each Forward Price Reduction Date, USD 0.05.

Maturity Date:	February 15, 2012

Variable Obligation:	Not Applicable.

Prepayment:	Not Applicable.

Calculation Agent:	Dealer.

Valuation:

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	The last Exchange Business Day of the Valuation Period.

Valuation Period:

With respect to each Settlement Notice Date for which Counterparty has validly elected Cash Settlement or Net Share Settlement, the period from, and including, the first Scheduled Trading Day following such Settlement Notice Date to, and including the Exchange Business Day on which Dealer has completed the unwind of its hedge position related to the portion of the Number of Shares subject to such Settlement Notice Date (which unwind shall be conducted in a commercially reasonable manner).

Notwithstanding anything to the contrary in the Equity Definitions, if any Scheduled Trading Day during a Valuation Period is a Disrupted Day and Cash Settlement has been elected, the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the 10b-18 VWAP for such Disrupted Day shall not be included in the calculation of the Cash Settlement Amount, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the 10b-18 VWAP for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weightings of the 10b-18 VWAP Price for each Exchange Business Day during the Valuation Period shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Cash Settlement Amount in order to preserve the fair value of the Transaction to the parties, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. In either case, the Calculation Agent shall notify Issuer in writing of (x) the circumstances giving rise to such Disrupted Day and (y) any such adjustment as soon as reasonably practicable after the occurrence of such Disrupted Day.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions shall be amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and replacing them with the words “at any time during the regular trading session on the Exchange, without regard to after hours or any other trading outside of the regular trading session hours”, by amending and restating clause (a)(iii) thereof in its entirety to read as follows: “(iii) an Early Closure that the Calculation Agent determines is material” and by adding the words “, or (iv) a Regulatory Disruption after clause (a)(iii) as restated above.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:

A “Regulatory Disruption” shall occur if Dealer determines in its reasonable discretion based on advice of counsel with respect to a given Scheduled Trading Day during the Valuation Period that it is appropriate in light of legal, regulatory or self-regulatory requirements or related policies or procedures for Dealer to refrain from all or any part of the market activity in which it would otherwise engage in connection with this Transaction on such day. Dealer shall notify Counterparty upon the occurrence of a Regulatory Disruption and shall subsequently notify Counterparty on the day Dealer believes that the circumstances giving rise to such Regulatory Disruption have changed. Dealer shall make its determination of a Regulatory Disruption in a manner consistent with the determinations made with respect to other issuers under similar facts and circumstances.

Disrupted Day:

The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which a Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines that such failure will not have a material impact on Dealer’s ability to unwind any hedging transactions related to the Transaction”.

Settlement Terms:

Settlement Currency:	USD

Settlement Shares:

(a) With respect to any Settlement Notice Date other than the Maturity Date, the number of Shares designated as such by Counterparty in the relevant Settlement Notice or designated pursuant to the “Acceleration Events” provisions below, as applicable; provided that the Settlement Shares so designated shall not exceed the Number of Shares at that time; provided further that if a Settlement Notice Date has been specified for a number of Shares equal to the Number of Shares on or prior to the Maturity Date and the Settlement Date with respect to such Settlement Notice Date has not occurred prior to the Maturity Date, the number of Settlement Shares on the Maturity Date shall be zero; and

(b) With respect to the Settlement Notice Date on the Maturity Date, a number of Shares equal to the Number of Shares at that time.

Settlement Notice Date:

(a) Maturity Date and (b) any Scheduled Trading Day following the Effective Date and up to, but excluding, the Scheduled Settlement Date that is either:

(i) designated by Counterparty as a Settlement Notice Date by a written notice (a “Settlement Notice”) delivered to Dealer no less than one Scheduled Trading Day prior to such Settlement Notice Date which shall also contain the applicable Settlement Shares and the election of Cash Settlement or Net Share Settlement with respect to such Settlement Shares, if applicable; or

(ii) designated by Dealer as a Settlement Notice Date pursuant to the “Acceleration Events” provisions below;

provided that the Maturity Date will be a Settlement Notice Date if on such date the Number of Shares is greater than zero; provided further that if any Settlement Notice Date specified above is not an Exchange Business Day, the Settlement Notice Date shall instead be the next Exchange Business Day.

Settlement Date:

Three Scheduled Trading Days immediately following (i) the Valuation Date if Cash Settlement or Net Share Settlement is applicable or (ii) the Settlement Notice Date if Physical Settlement is applicable.

Settlement Method Election:

Applicable and means that Counterparty may elect Physical Settlement, Cash Settlement, or Net Share Settlement as set forth in a Settlement Notice; provided that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) unless at the time of the election Counterparty represents and warrants that Counterparty is making an election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws and provides the representation contained in paragraph 5(h) below made as of the date of the election, or (iii) to any Settlement Date designated by Dealer under “Termination Settlement” below, unless Dealer elects to permit Cash Settlement or Net Share Settlement.

Electing Party:	Counterparty

Settlement Method Election Date:	Each Settlement Notice Date with respect to the applicable Settlement Shares.

Default Settlement Method:	Physical Settlement

Representation and Agreement:

Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that (i) any Shares delivered by Dealer to Counterparty (including in connection with Net Share Settlement) will be subject to compliance with applicable law and restrictions and limitations arising from Counterparty’s status under applicable securities laws, and (ii) any Shares delivered to Dealer (whether in connection with Physical Settlement or Net Share Settlement) will be subject to restrictions and limitations under applicable securities laws, as described in paragraph 3 below.

Physical Settlement Terms:

Physical Settlement:

If Physical Settlement is applicable, on the Settlement Date, Counterparty shall deliver to Dealer a number of Shares equal to the Settlement Shares for such Settlement Date, and Dealer shall pay to Counterparty, by wire transfer of immediately available funds to an account designated by Counterparty, an amount equal to the Physical Settlement Amount for such Settlement Date.

Physical Settlement Amount:

For any Settlement Date for which Physical Settlement is applicable, an amount equal to the product of (a) the Forward Price in effect on the relevant Settlement Notice Date multiplied by (b) the Settlement Shares for such Settlement Date.

Cash Settlement Terms:

Cash Settlement:

On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount is (i) a positive number, Dealer will pay the Cash Settlement Amount to Counterparty, or (ii) a negative number, Counterparty will pay the absolute value of the Cash Settlement Amount to Dealer.

Cash Settlement Amount:

For any Settlement Date in respect of which Cash Settlement applies, an amount determined by the Calculation Agent equal to the difference between (1) the product of (i)(A) the average Forward Price during the applicable Valuation Period, minus USD 0.02, minus (B) the average of the 10b-18 VWAP prices per Share on each Exchange Business Day during such Valuation Period, and (ii) the number of Settlement Shares for such Settlement Date, and (2) the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Valuation Period, and (iii) the number of Settlement Shares with respect to which Dealer has not unwound its hedge as of such Forward Price Reduction Date.

10b-18 VWAP:

For any Exchange Business Day during the Valuation Period which is not a Disrupted Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for the Exchange on such Exchange Business Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades on the Exchange on such Exchange Business Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Exchange Business Day and ten minutes before the scheduled close of the primary trading session in the market where the trade is effected, and (iv) trades on such Exchange Business Day that do not satisfy the requirements of Rule 10b-18(b)(3), as quoted on Bloomberg Page “COF <Equity> AQR SEC” (or any successor thereto), or if such price is not so reported on such Exchange Business Day for any reason or the reported price is manifestly erroneous, such price shall be as reasonably determined by the Calculation Agent.

Net Share Settlement Terms:

Net Share Settlement:

On any Settlement Date in respect of which Net Share Settlement applies, if the number of Net Share Settlement Shares is a (i) negative number, Dealer shall deliver a number of Shares to Counterparty equal to the absolute value of the Net Share Settlement Shares, or (ii) positive number, Counterparty shall deliver to Dealer the Net Share Settlement Shares; provided that if Dealer determines in its sole judgment that it would be required to deliver Net Share Settlement Shares to Counterparty, Dealer may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares:

For any Settlement Date in respect of which Net Share Settlement applies, a number of Shares equal to (a) the number of Settlement Shares for such Settlement Date, minus (b) the number of Shares Dealer actually purchases during the Valuation Period (with such purchases to be made in a commercially reasonable manner) for a total purchase price equal to the difference between (1) the product of (i) the average Forward Price during the applicable Valuation Period, minus USD 0.02 and (ii) the number of Settlement Shares for such Settlement Date, and (2) the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Valuation Period and (ii) the number of Shares with respect to which Dealer has not unwound its hedge as of such Forward Price Reduction Date.

Net Share Settlement Provisions:

If the Transaction is to be Net Share Settled, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically Settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to a Transaction means that Net Share Settled is applicable to the Transaction.

Adjustments:

Method of Adjustment:

Calculation Agent Adjustment; provided that the Equity Definitions shall be amended by replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “material” and by adding the words “or the Transaction”

after the words “theoretical value of the relevant Shares” in Section 11.2(a), 11.2(c) and 11.2(e)(vii); provided, further that adjustments may be made to account for changes in volatility, stock loan rate and liquidity relative to the relevant Shares; provided further that the events described in clauses (B), (C) and (D) of Section 11.2(e)(ii) of the Equity Definitions shall be deemed not to give rise to a Potential Adjustment Event and the words “an Extraordinary Dividend” in Section 11.2(e)(iii) of the Equity Definitions are hereby deleted and replaced by “[Reserved]”.

Extraordinary Events:

New Shares:

Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) in its entirety and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Share-for-Share:	The definition of “Share-for-Share” set forth in Section 12.1(f) of the Equity Definitions is hereby amended by the deletion of parenthetical in clause (i) thereof.

Consequences of Merger Events:

Share-for-Share:	As set forth under “Acceleration Events” below.

Share-for-Other:	As set forth under “Acceleration Events” below.

Share-for-Combined:	As set forth under “Acceleration Events” below.

Certain Tender Offers:

The Definition of “Merger Event” in Section 12.1(b) of the Equity Definitions shall be deemed to include any Tender Offer that results in any entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, more than 49.9% of the outstanding Shares of Counterparty, as determined by the Calculation Agent.

Consequences of Tender Offers:

Tender Offer:

Applicable; provided that Section 12.1(d) of the Equity Definitions is hereby amended by adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof. Section 12.1(e) and 12.1(l) (ii) of the Equity Definitions are hereby amended by adding “or Shares, as applicable,” after “voting shares”.

Share-for-Share:	Modified Calculation Agent Adjustment, unless such Tender Offer constitutes a “Merger Event” as set forth above, in which case Consequences of Merger Events shall apply.

Share-for-Other:	Modified Calculation Agent Adjustment, unless such Tender Offer constitutes a “Merger Event” as set forth above, in which case Consequences of Merger Events shall apply.

Share-for-Combined:	Modified Calculation Agent Adjustment, unless such Tender Offer constitutes a “Merger Event” as set forth above, in which case Consequences of Merger Events shall apply.

Modified Calculation Agent Adjustment:

For greater certainty, the definition of “Modified Calculation Agent Adjustment” in Sections 12.2(e) and 12.3(d) of the Equity Definitions shall be amended by deleting “expected dividends,” therefrom and adding the following italicized language after the stipulated parenthetical provision (after taking into account such deletion): “(including adjustments to account for changes in volatility, stock loan rate or liquidity relevant to the Shares or to this Transaction) from the Exchange Business Day immediately preceding the Announcement Date or the Determination Date, as applicable, to the first Exchange Business Day immediately following the Merger Date (Section 12.2) or Tender Offer Date (Section 12.3).”

Announcement Date:

The definition of “Announcement Date” in Section 12.1 of the Equity Definitions shall be amended by (i) replacing the word “leads to the” in the third and the fifth lines thereof with the words “, if completed, would lead to a”, (ii) replacing the words “voting shares” in the fifth line thereof with the word “Shares”, or (iii) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof.

Announcement Event:	The occurrence of the Announcement Date of a Merger Event or Tender Offer or potential Merger Event or potential Tender Offer.

Composition of Combined Consideration:

Not Applicable; provided that, notwithstanding Sections 12.5(b) and 12.1(f) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be elected by an actual holder of the Shares, the Calculation Agent will, in its sole discretion, determine such composition.

Consequences of Announcement Event:

As set forth under “Acceleration Events” below in the case of an Announcement Event with respect to a Merger Event and as set forth under “Consequences of Tender Offers” above in the case of an Announcement Event with respect to a Tender Offer.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that (i) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation”, (ii) Dealer shall not exercise its rights under Section 12.9(b)(i) of the Equity Definitions with respect to a Change in Law referred to in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions except to the extent it is exercising its right to terminate transactions as a result of a “Change in Law” event with respect to other similarly situated customers, and (iii) Dealer shall not exercise its rights under Section 12.9(b)(i) of the Equity Definitions or under Paragraph 6(b) hereof with respect to a Change in Law without giving Counterparty prior written notice of the same and a reasonable opportunity to cause a transfer and assignment of Dealer’s rights and obligations in respect of this Transaction to another dealer for which the relevant circumstances do not exist, and Dealer agrees to consummate such a transfer and assignment at Counterparty’s request, provided that any such transfer and assignment shall be at the fair market value of this Transaction and shall be contingent upon the payment by Counterparty to Dealer of a transfer fee equal to the product of 25 basis points (0.25%), the then current Forward Price and the then current Number of Shares.

The parties agree that, for the avoidance of doubt, for purposes of Section 12.9(a)(ii) of the Equity Definitions, “any applicable law or regulation” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation (collectively, the “Wall Street Act”), and the consequences specified in Section 12.9(b)(i) of the Equity Definitions shall apply to any Change in Law arising from any such act, rule or regulation. The parties hereby agree that any additional capital charges or other regulatory capital requirements imposed in connection with the Wall Street Act, if applicable to this Transaction, may constitute “a materially increased cost in performing its obligations under such Transaction” for purposes of Section 12.9(a)(ii)(Y) of the Equity Definitions.

Failure to Deliver:	Not Applicable

Insolvency Filing:

Applicable.

Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the following sentence at the end: “If neither party elects to terminate the Transaction, the Calculation Agent may adjust the terms of the Transaction upon the occurrence of such an event pursuant to Modified Calculation Agent Adjustment (as if such event were a Tender Offer).”

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	As set forth under “Acceleration Events - Stock Borrow Event” below.

Borrow Cost:

The cost to borrow the relevant Shares that would be incurred by a third party market participant borrowing such Shares, as determined by the Calculation Agent on the relevant date of determination. Such costs shall include (a) the spread below FED-FUNDS that would be earned on collateral posted in connection with such borrowed Shares, net of any costs or fees, and (b) any stock loan borrow fee that would be payable for such Shares, expressed as fixed rate per annum.

Increased Cost of Stock Borrow:

Applicable; provided that (a) Section 12.9(a)(viii) of the Equity Definitions shall be amended by deleting “rate to borrow Shares” and replacing it with “Borrow Cost” and (b) Section 12.9(b)(v) of the Equity Definitions shall be amended by (i) adding the word “or” immediately before the phrase “(B)”, (ii) deleting subsection (C) in its entirety, (iii) replacing “either party” in the penultimate sentence with “the Hedging Party”, and (iv) replacing the word “rate” in clauses (X) and (Y) of the final sentence therein with the words “Borrow Cost”.

Initial Stock Loan Rate:	25 basis points.

FED-FUNDS:

“FED FUNDS” means, for any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>“ on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Hedging Party:	Dealer or an affiliate of Dealer that is involved in the hedging of this Transaction for all applicable Additional Disruption Events.

Determining Party:	Dealer for all applicable Additional Disruption Events.

Acknowledgments:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Additional Events of Default:

In addition to the Events of Default set forth in the Agreement, it shall be an Event of Default with respect to which Counterparty is the Defaulting Party if any representation made at the time the Underwriting Agreement dated as of the date hereof among Counterparty, Dealer and the representative(s) of the underwriter(s) (the “Underwriting Agreement”) is entered into or repeated on the Closing Date (as defined in the Underwriting Agreement) by Counterparty in the Underwriting Agreement (or any certificate delivered thereunder) proves to have been incorrect or misleading in any material respect when the Underwriting Agreement is entered into or repeated on the Closing Date, as applicable.

3. Conditions to Effectiveness and Securities Law Matters

(a) The obligations of Dealer hereunder shall be subject to the conditions precedent that:

(i) Counterparty have performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date.

(ii) The conditions set forth in Section 10 of the Underwriting Agreement shall have been satisfied or waived by the representatives of the underwriters thereunder.

(iii) All of the representations and warranties of Counterparty hereunder and under the Agreement shall be true and correct on the Effective Date.

(iv) Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the Agreement on or prior to the Effective Date.

(b) Interpretive Letter. The parties intend for this Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted by Robert W. Reeder and Leslie N. Silverman to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003 (the “Interpretive Letter”).

(c) Counterparty has been informed that Dealer will hedge its exposure to the Transaction by selling (or causing its affiliates to sell), pursuant to a Registration Statement (as defined below), Shares borrowed from Counterparty or third parties or other Shares, and that the Shares (up to the Number of Shares) delivered by Counterparty to Dealer pursuant to the Transaction may be used by Dealer to settle such sales or close out open Share borrowings created in the course of Dealer’s hedging activities related to its exposure under the Transaction without further registration under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, Counterparty agrees that, subject to paragraph 3(g) below, the Shares that it delivers to Dealer on or prior to any Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof, shall be effected through the facilities of, the Clearance System.

(d) If delivery of the Underwritten Securities (as such term is defined in the Underwriting Agreement) shall not have occurred by the Closing Date (as such term is defined in the Underwriting Agreement), the parties shall have no further obligations in connection with the Transaction, other than in respect of breaches of representations or covenants on or prior to such date. If at any time, for any reason, the prospectus contemplated by the Underwriting Agreement ceases to satisfy the requirements of the Underwriting Agreement prior to the completion by Dealer, its affiliates or the other underwriters of the sale of a number of Shares equal to the Number of Shares, Dealer may reduce the Number of Shares hereunder such that the Number of Shares is equal to the number of Shares sold pursuant to the Underwriting Agreement prior to such time, and in such event, the Calculation Agent shall make any other commercially reasonable adjustments to the terms of the Transaction as appropriate to preserve the fair value of the Transaction to the parties after giving effect to such reduction.

(e) Counterparty agrees not to take any action to reduce or decrease the number of authorized and unissued Shares below the Number of Shares plus the total number of Shares deliverable upon settlement (whether by net share settlement or otherwise) of any other transaction or agreement to which it is a party.

(f) Registration.

(i) A registration statement (“Registration Statement”), which shall be a shelf registration statement filed pursuant to Rule 415 under the Securities Act and a prospectus thereunder (the “Prospectus”), covering the public sale of the Number of Shares hereunder shall have been filed with, and become effective pursuant to the rules of, the Securities and Exchange Commission no later than one Exchange Business Day prior to the Trade Date, and such Registration Statement shall continue to be in effect and such Prospectus shall be legally usable at all times to and including the Effective Date.

(ii) As of the Trade Date, the Underwriting Agreement shall have been entered into with Dealer in connection with the public resale by Dealer of the Shares comprising Dealer’s hedge.

(iii) If Dealer or its affiliate reasonably determines at any time that it will be unable to complete the public sale of Shares pursuant to this paragraph 3(f) in compliance with all applicable securities laws and regulations in an amount equal to the Number of Shares in a timely manner for any reason whatsoever (including, without limitation, the unavailability of an effective Registration Statement or legally sufficient Prospectus required for such sales), Dealer or its affiliate shall have the right to reduce the Number of Shares to an amount elected by it in its sole, good faith discretion that is equal to the number of Shares that Dealer or its affiliate has publicly sold as a hedge of the Transaction prior to such time under the Registration Statement, and the Calculation Agent shall make such adjustments to the Transaction as are appropriate to account for such lesser Number of Shares so selected by Dealer or its affiliate.

(g) Private Placement Procedures.

(i) If Counterparty is unable to comply with the provisions of paragraph 3(g) above because of a change in law, or Dealer otherwise determines that in its reasonable opinion any Shares or Termination Delivery Units to be delivered to Dealer by Counterparty hereunder may not be freely returned by Dealer to securities lenders as described under paragraph 3(g) above, then delivery of any such Shares or Termination Delivery Units (the “Private Securities”) shall be effected pursuant to this provision, unless waived by Dealer.

(ii) If Counterparty delivers the Private Securities pursuant to this provision (a “Private Placement Settlement”), then delivery of Private Securities by Counterparty shall be effected pursuant to the private placement procedures set forth in Annex A; provided that Counterparty shall not effect a Private Placement Settlement if, on the date of any anticipated delivery as set forth hereunder, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Private Securities or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Private Securities by Dealer (or any such affiliate of Dealer), in which case such delivery shall be delayed until, in the opinion of Dealer, such exemptions are available.

4. Mutual Representations, Warranties and Agreements.

Each of Dealer and Counterparty represents and warrants to, and agrees with, the other party that:

(a) Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA;

(b) Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act.

(c) ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

5. Additional Representations, Warranties and Agreements of Counterparty

In addition to the representations, warranties and agreements set forth in the Agreement and elsewhere in this Confirmation, Counterparty further represents, warrants and agrees that:

(a)

Shares of Counterparty potentially issuable upon settlement of the Transaction (the “Forward Shares”) have been reserved for issuance by all required corporate action of Counterparty. The Forward Shares have been duly authorized and, when delivered as contemplated by the terms of the Transaction following the settlement of the Transaction, will be validly issued, fully-paid and non-assessable, and the issuance of the Forward Shares will not be subject to any pre-emptive or similar rights;

(b)

Counterparty shall promptly provide written notice to Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Dealer;

(c)

(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Dealer or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Dealer or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(d)

Counterparty is entering into the Transaction, solely for the purposes stated in the board resolution authorizing the Transaction and in its public disclosure, and there is no internal policy, whether written or oral, of Counterparty that would prohibit Counterparty from entering into any aspect of the Transaction, including, but not limited to, the issuance of Shares to be made pursuant hereto;

(e)

Counterparty has not and will not directly or indirectly violate any applicable law (including, without limitation, the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in connection with the Transaction;

(f)

Counterparty is not as of the Trade Date and as of the date on which Counterparty delivers any Termination Delivery Units, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”));

(g)

As of the date thereof and as of the Trade Date, the Prospectus does not contain any misstatement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(h)	As of the Trade Date, Counterparty is not in possession of any material non-public information concerning the business, operations or prospects of the Issuer.

(i)

Counterparty is not, and, after giving effect to the transactions contemplated hereby will not be required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(j)

Counterparty understands, agrees and acknowledges that no obligations of Dealer to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Dealer or any governmental agency.

(k)

Any Shares, when issued and delivered in accordance with the terms of the Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.

(l)

Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(m)

Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act;

(n)

Counterparty has not entered into any obligation that would contractually limit it from effecting Physical Settlement, Cash Settlement, Net Share Settlement or any other obligation under this Transaction and it agrees not to enter into any such obligation during the term of this Transaction.

(o)

As of the date hereof, Counterparty is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Underwriting Agreement complies with Rule 415 under the Securities Act, and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M (“Regulation M”) promulgated under the Exchange Act.

(p)	If Counterparty purchases any Shares pursuant to the Transaction, such purchase(s) will comply with all laws and regulations applicable to such purchases.

(q)

Counterparty will keep available, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided the full number of Forward Shares as shall then be issuable upon Physical Settlement of the Transaction. All Forward Shares so issuable upon Physical Settlement or Net Share Settlement of the Transaction shall, upon such issuance, be accepted for listing on the Exchange.

6. Other Provisions

(a) [Reserved].

(b) Acceleration Events.

Each of the following shall constitute an “Acceleration Event”:

(i) Specified Event. The occurrence of any event or condition specified in “General Terms” above as to which it is specified that “Acceleration Events” shall apply.

(ii) Stock Borrow Event. If in Dealer’s reasonable judgment, (a) Dealer is not able hedge its exposure under this Transaction because insufficient Shares are made available for borrowing by securities lenders or (b) Dealer would incur a cost to borrow (or to maintain a borrow of) sufficient Shares to hedge its exposure under this Transaction that is equal to or greater than 200 basis points per annum per any Share (each of (a) and (b), a “Stock Borrow Event”), then Dealer shall be entitled to designate any Scheduled Trading Day prior to the date the Number of Shares is first reduced to zero to be a Settlement Date, by providing Counterparty at least two Scheduled Trading Days’ notice prior to the relevant Settlement Date, and to designate the number of Settlement Shares for the relevant Settlement Date, which shall not exceed the number of Shares to which the relevant Stock Borrow Event relates.

(iii) Dividends. If on any day after the Trade Date, Counterparty declares a distribution, issue or dividend to existing holders of the Shares of (a) any cash dividends in excess of USD 0.05 per Share or with an ex-dividend date occurring earlier than August 5, 2011, November 14, 2011, and February 3, 2012, or (b) share capital or other securities of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or similar transaction or (c) any other type of securities (other than Shares), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price, as determined by Dealer, then Dealer shall be entitled to designate any Scheduled Trading Day prior to the date the Number of Shares is first reduced to zero to be a Settlement Date, by providing Counterparty at least three Scheduled Trading Days’ notice prior to the relevant Settlement Date, and to designate the number of Settlement Shares for the relevant Settlement Date.

(iv) Announcement of Merger Event. If an Announcement Event (as defined above) occurs, then Counterparty shall notify Dealer of such occurrence within one Scheduled Trading Day after such occurrence and Dealer shall be entitled to designate any Scheduled Trading Day prior to the date the Number of Shares is first reduced to zero to be a Settlement Date, by providing Counterparty at least twenty Scheduled Trading Days’ notice prior to the relevant Settlement Date, and to designate the number of Settlement Shares for the relevant Settlement Date.

(v) ISDA Termination. In lieu of (a) designating an Early Termination Date as the result of an Event of Default or Termination Event, (b) terminating this Transaction and determining a Cancellation Amount as the result of an Additional Disruption Event, or (c) terminating this Transaction and determining an amount payable in connection with an Extraordinary Event to which Cancellation and Payment would otherwise be applicable, the party that is not an Affected Party (in the case of a Termination Event) or the party that is the Non-defaulting Party (in the case of an Event of Default) or the Dealer (in all other cases under this Paragraph 6(b)(v)) shall be entitled to designate any Scheduled Trading Day prior to the date the Number of Shares is first reduced to zero to be a Settlement Date with respect to the Number of Shares as the Settlement Shares.

(vi) Termination Settlement. Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, upon the occurrence of any Acceleration Event, Dealer shall have the right to designate by providing notice to Counterparty, any Scheduled Trading Day that is at least thirty Scheduled Trading Days from the date of such notice to be the Settlement Date; provided that (i) in the case of any Acceleration Event resulting from a dividend or distribution or a Merger Event or Tender Offer where the ex-dividend date of such dividend or distribution or the effectiveness of such Merger Event or Tender Offer, as applicable, would occur prior to such Settlement Date or (ii) for any other Acceleration Event specified in paragraph 6(b)(i) or 6(b)(ii) above, if such Acceleration Event shall have occurred and be continuing, then in each case Dealer may designate a Settlement Date less than thirty Scheduled Trading Days from the date of such notice. On the Settlement Date relating to such designation, Physical Settlement shall apply to the relevant Settlement Shares unless the Dealer otherwise agrees. Under no circumstances will the settlement amount upon early termination or an Acceleration Event include an adjustment for the effects of an Extraordinary Dividend or a change in expected dividends.

(c) Company Purchases.

(i) During any Valuation Period, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 (“Rule 10b-18”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(ii) Counterparty agrees not to repurchase any Shares if, immediately following such repurchase, the Number of Shares would be equal to or greater than 8.0% of the number of then-outstanding Shares.

(d) Merger Announcement. Counterparty agrees that it (A) will not during any Valuation Period make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a) (13) (iv) under the Exchange Act.

(e) Rule 10b5-1. It is the intent of the parties that this Transaction comply with the requirements of Rule 10b5-1(c) (1) (i) (B) of the Exchange Act (“Rule 10b5-1”), and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Counterparty shall take no action that results in this Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any purchases in connection with this Transaction, (B) during any Valuation Period, Counterparty shall not, and shall not authorize any of its officers or employees to, communicate, directly or indirectly, any information regarding Counterparty or the Shares to employees of Dealer or its affiliates who are directly involved with the hedging of and trading with respect to this Transaction, (C) Counterparty is entering into this Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 and (D) Counterparty will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(f) Rule 10b-18. Counterparty shall, at least one day prior to the first day of any Valuation Period, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of any Valuation Period and during the calendar week in which the first day of any Valuation Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18). Neither Counterparty nor any of its affiliates shall take or refrain from taking any action (including, without limitation, any direct purchases by Counterparty or any of its affiliates, or any purchases by a party to a derivative transaction with Counterparty or any of its affiliates), either under this Confirmation, under an agreement with another party or otherwise, that might cause any purchases of Shares by Dealer or any of its affiliates in connection with any Cash Settlement or Net Share Settlement of this Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 if such purchases were made by Counterparty.

(g) Regulation M. In connection with this Confirmation and the Transaction, Counterparty agrees that if Counterparty elects Cash Settlement or Net Share Settlement, it shall not engage in any “distribution” (as defined in Regulation M) during the period starting on the first day of the relevant Valuation Period and ending on the Scheduled Trading Day following the last day of such Valuation Period.

(h) Transfer or Assignment. Neither party may transfer or assign any of its rights or obligations under the Transaction without the prior written consent of the other party; provided that the Dealer may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction without the consent of Counterparty to any affiliate of the Dealer, so long as the obligations of such transferee or assignee under the Transaction are guaranteed by Morgan Stanley, it being agreed that Counterparty shall not, as a result of such transfer and assignment to an affiliate of Dealer, be required under the Agreement or this Confirmation to (i) pay to the transferee or assignee an amount greater than the amount that it would have been required to pay to Dealer in the absence of such transfer or assignment or (ii) receive from the transferee or assignee an amount less than the amount that Counterparty would have received from Dealer in the absence of such transfer or assignment, in each case based on the circumstances in effect on the date of such transfer. If Counterparty, in good faith and in its commercially reasonable judgment, has determined that Counterparty has bona fide concerns with the creditworthiness of Dealer or Dealer’s ability to perform its obligations hereunder (in each case, a “Credit Event”), then (i) Counterparty shall have the right to request in writing that Dealer transfer and assign all of its rights and obligations under this Transaction to a third party designated by Counterparty in such written request and (ii) Dealer, to the extent that such Credit Event is continuing, shall use commercially reasonable efforts to effect such transfer and assignment at the fair market value of this Transaction, provided that such transfer and assignment is contingent upon the payment by Counterparty to Dealer of a transfer fee equal to the greater of:

(A)	an amount equal to the product of 4 basis points (0.04%), the then current Forward Price, and the then current Number of Shares; and

(B)

an amount equal to the product of 25 basis points (0.25%), the then current Forward Price, the then current Number of Shares, and the quotient of (I) the number of days from and including the date of such transfer and assignment to but excluding the Maturity Date, divided by (II) the number of days from and including the Effective Date to but excluding the Maturity Date.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(i) Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events. If Dealer owes Counterparty or if Counterparty owes Dealer any amount in connection with the Transaction (i) pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy or to require Dealer to satisfy, as the case may be, any such Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than noon New York time on the Early Termination Date or other date the Transaction is cancelled or terminated, as applicable, where such notice shall include a representation and warranty from Counterparty that it is not, as of the date of the telephonic notice and the date of such written notice, aware of any material non-public information concerning itself or the Shares (“Notice of Counterparty Termination Delivery”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by delivery of Termination Delivery Units, Dealer shall have the right (without regard to the exceptions set forth in clauses (i) and (ii) above), in its sole discretion, to elect to satisfy its Payment Obligation by delivery of Termination Delivery Units, notwithstanding Counterparty’s failure to elect or election to the contrary, unless such delivery by Dealer would otherwise be prohibited by applicable law or regulation; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect, unless such delivery by Dealer would otherwise be prohibited by applicable law or regulation) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Within a commercially reasonable period of time following receipt of a Notice of Counterparty Termination Delivery, Dealer shall deliver to Counterparty or Counterparty shall deliver to Dealer, as the case may be, a number of Termination Delivery Units having a fair market value (net of any brokerage and underwriting commissions and fees, including any customary private placement fees) equal to the amount of such Payment Obligation (such number of Termination Delivery

Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be sold over a commercially reasonable period of time to generate proceeds equal to the cash equivalent of such payment obligation). If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units.” “Termination Delivery Units” means in the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event; provided that if such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

(j) Maximum Share Delivery. Notwithstanding any other provision of this Confirmation, in no event will Counterparty be required to deliver more than 1.5 times the Number of Shares to Dealer (as adjusted by the Calculation Agent for any stock splits, stock dividends or similar events).

(k) Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, no delivery hereunder (including pursuant to paragraph 6(j) above) shall be made, to the extent (but only to the extent) that, the receipt of any Shares upon such delivery would result in the existence of an Excess Ownership Position. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the existence of an Excess Ownership Position. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Counterparty that, such exercise or delivery would not result in the existence of an Excess Ownership Position. “Excess Ownership Position” means a condition where either (1) the Equity Percentage exceeds 4.5% or (2) Dealer or any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any state or federal bank holding company or banking laws, or other federal, state or local regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1.0% of the number of Shares outstanding on the date of determination. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer, beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day.

(l) [Reserved].

(m) Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Dealer upon written request by Counterparty. The Dealer will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by Dealer in connection with the Transaction.

(n) Other Forward. Dealer acknowledges that Counterparty has entered into a forward transaction for its Shares on the date hereof (the “Other Forward”) with an affiliate of Barclays Bank PLC (such affiliate, the “Other Dealer”). Dealer and Counterparty agree that, in order to facilitate compliance with the provisions of Rule 10b-18, if Counterparty or the Other Dealer designates a Settlement Notice Date or a Settlement Notice Date occurs on the Maturity Date with respect to the Other Forward and the Valuation Period for the Other Forward coincides for any period of time with the Valuation Period for this

Transaction (the “Overlap Valuation Period”), Counterparty shall notify Dealer of such instance prior to the commencement of such Overlap Valuation Period and Dealer shall only be permitted to purchase Shares with respect to the unwind of its hedge related to this Transaction on every other Scheduled Trading Day during such Overlap Valuation Period, commencing on the second day of such Overlap Valuation Period.

(o) Tax Form. For the purpose of Sections 4(a)(i) and (ii) of this Agreement, Dealer agrees to deliver to Counterparty a complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto) (i) promptly upon reasonable demand by Counterparty and (ii) promptly upon learning that such form previously provided by Dealer has become obsolete or incorrect.

(p) No Collateral. Notwithstanding any provision of the Agreement, or any other agreement between the parties, to the contrary, the obligations of Counterparty hereunder are not secured by any collateral.

(q) Netting and Setoff. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment provided that both parties agree that subparagraph (ii) of Section 2(c) of the Agreement shall apply to the Transaction.

(r) Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; and provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(s) Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(t) Payments on Early Termination. Dealer and Counterparty agree that for this Transaction, for the purposes of Section 6(e) of the Agreement, the Second Method and Loss will apply.

(u) Governing Law. The law of the State of New York (without reference to choice of law doctrine).

(v) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

7. Account Details:

8. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: Inapplicable, Dealer is not a Multibranch Party.

9. Notices:

For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Capital One Financial Corporation

1680 Capital One Drive

McLean, VA 22102

Attention: Simon Fairclough

Telephone No.:

Facsimile No.:

(b)	Address for notices or communications to Dealer:

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036-8293

Attention: Angela Proske

Telephone: (212) 537-1572

Facsimile: (212) 507-0483

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

THE SECURITIES REPRESENTED BY THE CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Dealer a facsimile of the fully-executed Confirmation to Dealer at (+1) 212-507-0483. Originals shall be provided for your execution upon your request.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Serkan Savasoglu
	Name:	Serkan Savasoglu
	Title:	Managing Director

Accepted and confirmed as of the Trade Date:

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Stephen Linehan
	Name:	Stephen Linehan
	Title:	Treasurer

ANNEX A

Private Placement Procedures

(a) Counterparty shall afford Dealer, and any potential buyers of the Private Securities designated by Dealer a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private offerings of its size (including, without limitation, the availability of senior management to respond to questions regarding the business and financial condition of Counterparty and the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), and Dealer (or any such potential buyer) shall be satisfied in all material respects with such opportunity and with the resolution of any disclosure issues arising from such due diligence investigation of Counterparty.

(b) Prior to or contemporaneously with the determination of the Private Placement Price (as described below), Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) providing for the purchase and resale by Dealer (or such affiliate) in a private placement (or other transaction exempt from registration under the Securities Act) of the Private Securities, which agreement shall be on commercially reasonable terms and in form and substance reasonably satisfactory to Counterparty and Dealer (or such affiliate) and (without limitation of the foregoing) shall:

(i) contain customary restrictions on Dealer’s ability to dispose of the Private Securities other than pursuant to a registration statement or an applicable exemption from the registration requirements of the Securities Act;

(ii) contain indemnification and contribution provisions in connection with the potential liability of Dealer and its affiliates relating to the resale by Dealer (or such affiliate) of the Private Securities;

(iii) provide for the delivery of related certificates and representations, warranties and agreements of Counterparty, including those necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for Dealer and resales of the Private Securities by Dealer (or such affiliate); and

(iv) provide (i) for the delivery to Dealer (or such affiliate) of customary opinions of counsel (including, without limitation, opinions relating to the due authorization, valid issuance and fully paid and non-assessable nature of the Private Securities and the availability of an exemption from the registration requirements of the Securities Act for Dealer (such opinions being subject to the satisfaction of safe harbor requirements relating to such exemption and the adequacy of the terms of the Private Placement Agreement with respect to such exemption), and (ii) for the delivery to Dealer (or such affiliate) of negative assurance with respect to material misstatements or omissions in filings by Counterparty under the Exchange Act identified by such counsel.

(c) Dealer shall determine the Private Placement Price (or, in the case of alternative termination settlement, any Termination Amount) in its discretion by commercially reasonable means, which may include (without limitation):

(i) basing such price on indicative bids from investors;

(ii) taking into account any factors that are customary in pricing private sales and any and all risks and costs in connection with the resale of the Private Securities by Dealer (or any affiliate of Dealer designated by Dealer), including, without limitation, a reasonable placement fee or spread to be retained by Dealer (or such affiliate); and

(iii) providing for the payment by Counterparty of all fees and expenses in connection with such sale and resale, including all fees and expenses of counsel for Dealer or such affiliate.

(d) Dealer shall notify Counterparty of the number of Private Securities required to be delivered by Counterparty and the Private Placement Price (or, in the case of alternative termination settlement, any Termination Amount) by 6:00 p.m. on the day such price is determined.

(e) Counterparty expressly agrees and acknowledges that the public disclosure of all material information relating to Counterparty is within Counterparty’s control and that Counterparty shall promptly so disclose all such material information during the period from the first day of the relevant Valuation Period to and including the Valuation Date.

Counterparty agrees to use its best efforts to make any filings required to be made by it with the SEC, any securities exchange or any other regulatory body with respect to the issuance of the Private Securities.